REGISTRATION NO.  333-75288
                                               FILED PURSUANT TO RULE 424(b)(3)

PROSPECTUS


                    [Logo of the First American Corporation]
                         THE FIRST AMERICAN CORPORATION
                        3,621,773 SHARES OF COMMON STOCK


-------------------------------------------------------------------------------

     We are offering up to 3,621,773 of our common shares, par value $1 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

     People who receive shares of our common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section titled "Selling Shareholders" to find out more information about resales, if any, including the amount of securities being resold.

     The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

     We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus, any accompanying prospectus supplement and the information described under the heading "Documents Incorporated By Reference" before you make your investment decision.

     We do not expect to receive any cash proceeds from the sale of our common shares pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

     Our common shares are traded on the New York Stock Exchange under the trading symbol "FAF." On November 13, 2002, the closing price of one of our common shares on the New York Stock Exchange was $20.46.


               -------------------------------------------------
                   An investment in our company involves risk.
        You should read carefully the "Risk Factors" beginning on page 3 before deciding whether to purchase shares of our common stock.
                -------------------------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   This prospectus is dated November 14, 2002.

                            ------------------------
                                TABLE OF CONTENTS
                                                                           Page
     Prospectus Summary.......................................................1
     Risk Factors.............................................................3
     Selected Financial Data..................................................5
     Selling Shareholders.....................................................7
     Where You Can Find More Information.....................................10
     Documents Incorporated by Reference.....................................10
     Special Note of Caution Regarding
       Forward-Looking Statements............................................11
     Legal Matters...........................................................11
     Experts.................................................................11

                            ------------------------

     This prospectus incorporates important business and financial information about First American that is not included in or delivered with this document. This means that we may satisfy our disclosure obligations to you by referring you to one or more documents separately filed with the SEC. See "Documents Incorporated By Reference" on page 10 for a list of documents that we have incorporated by reference into this prospectus. This information is available to shareholders without charge upon written or oral request to:


                         The First American Corporation
                                 Mark R Arnesen
                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000


     To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in our company.



                                      (i)

                               PROSPECTUS SUMMARY

Our Company

     We are engaged in the business of providing business information and related products and services. Our operations include seven reportable segments segregated into two business groups. The first group, Financial Services, includes title insurance, specialty insurance, and trust and other services. The second group, Information Technology, includes mortgage information, property information, credit information and screening information. The title insurance segment issues policies, which are insured statements of the condition of title to real property, and provides other related services. The specialty insurance segment provides home warranties, which protect homeowners against defects in home fixtures, and also offers property and casualty insurance. The trust and other services segment provides trust, banking and investment advisory services. The mortgage information segment primarily provides to mortgage lender customers flood zone determination reports that provide information on whether or not a property is in a special flood hazard area, the status of tax payments on real property securing loans, default services, and other mortgage information services. The property information segment supplies core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. The credit information segment provides conventional credit information as well as sub-prime credit information, and the screening information segment provides drug testing and management services, pre-employment screening, tenant screening and motor vehicle reports.

     We operate through networks of offices nationwide. We provide our title services through both direct operations and agents throughout the United States. We also offer title services in Australia, the Bahama Islands, Canada, England, Guam, Ireland, Mexico, Puerto Rico, Scotland, South Korea, the U.S. Virgin Islands and other countries abroad. To date, the international title operations have not been material to our financial condition or results of operations. Home warranty services are provided in 19 states throughout the United States. Trust services are provided in Southern California. Investment advisory, resident screening, pre-employment screening and property and casualty insurance are offered nationwide.

     The following is a list of our primary businesses:



                                        Financial Services
-------------------------------------------------------------------------------------------------------------
     o    Residential title insurance                            o   1031 tax-deferred exchange services
     o    National/Commercial title insurance                    o   Home warranty
     o    Subdivision title insurance                            o   Property and casualty insurance
     o    Equity loan services                                   o   Trust services
     o    Aircraft and vessel title insurance                    o   Banking services
     o    Title and escrow systems                               o   Investment services

                                        Information Technology
-------------------------------------------------------------------------------------------------------------
     o    Flood determination and compliance                     o   Specialized credit reporting
     o    Residential and commercial real estate tax             o   Sub-prime consumer information
          reporting and valuation services                       o   Pre-employment screening
     o    Default management services                            o   Resident screening
     o    Property characteristic and valuation information      o   Vehicle information
     o    Title plant and document imaging services              o   Consumer credit reports
     o    Appraisal and property valuation                       o   Mortgage document services
     o    Credit reporting and information management


     Our principal executive office is located at 1 First American Way, Santa Ana, California 92707-5913, and our telephone number is (714) 800-3000.

About This Prospectus

     This prospectus and each prospectus supplement (if any) is part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 3,621,773 of our common shares for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, certain assets and/or assumption by First American of liabilities of the businesses, assets or securities being acquired.

     The terms of acquisitions involving the issuance of the shares of common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our common stock issued in any such acquisition will be offered at approximately the then current market value of the common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

     We do not expect to pay underwriting discounts or commissions, although we may pay finders' fees from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

     This prospectus provides you with a general description of the securities we may sell. If necessary, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference. See "Documents Incorporated by Reference" on page 10.

     We may also permit individuals or entitles who have received or will receive shares of our common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See "Selling Shareholders," as it may be amended or supplemented from time to time, for a list of those individuals or entities who are authorized to use this prospectus to sell their shares of our common stock.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on which it is released by First American.

                                  RISK FACTORS

     You should consider carefully the following risk factors, as well as the other information contained elsewhere in this prospectus, each prospectus supplement and the information incorporated by reference before deciding to purchase any of our common shares.

OUR REVENUES MAY DECLINE DURING PERIODS WHEN THE DEMAND FOR OUR PRODUCTS
     DECREASES

     Our revenues decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations:

     o    when mortgage rates are high;

     o    when the mortgage fund supply is limited; and

     o    when the United States economy is weak.

     We believe that this trend will recur.

CHANGES IN GOVERNMENT REGULATION COULD PROHIBIT OR LIMIT OUR OPERATIONS

     Our title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various federal, state and local governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may restrict our ability to implement rate increases, acquire assets or businesses or otherwise have a negative impact on our ability to increase our operating results. Such regulation may adversely affect our financial performance.

AS A HOLDING COMPANY, WE DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES, AND IF
     DISTRIBUTIONS FROM OUR SUBSIDIARIES ARE MATERIALLY IMPAIRED, OUR ABILITY TO DECLARE AND PAY DIVIDENDS MAY BE ADVERSELY AFFECTED

     First American is a holding company whose primary assets are the securities of its operating subsidiaries. Our ability to pay dividends is dependent on the ability of our subsidiaries to pay dividends or repay funds to us. If our operating subsidiaries are not able to pay dividends or repay funds to us, we may not be able to declare and pay dividends to you. Moreover, pursuant to insurance and other regulations under which our insurance subsidiaries operate, the amount of dividends, loans and advances available to us is limited. Under such regulations, the maximum amount of dividends, loans and advances available to us from our insurance subsidiaries in 2002 is $197.7 million.

OUR EARNINGS MAY BE REDUCED IF ACQUISITION PROJECTIONS ARE INACCURATE

     Our earnings have improved since 1991 in large part because of our acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than our title insurance businesses. For example, pre-tax margins for our title insurance and services segment were 6.4% in 2001, while pre-tax margins for the segments in our information technology group in the same year were 21.7%. The success or failure of acquisitions in this group has depended in large measure upon the accuracy of our projections. These projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

CERTAIN PROVISIONS OF OUR CHARTER AND RIGHTS PLAN MAY MAKE A TAKEOVER OF OUR
     COMPANY DIFFICULT EVEN IF SUCH TAKEOVER COULD BE BENEFICIAL TO SOME OF OUR SHAREHOLDERS

     Our restated articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board is empowered, without further shareholder action, to issue shares or series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of our common shareholders. The issuance of such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. In conjunction with the rights plan discussed below, we have authorized the issuance of our Series A Junior Participating Preferred Shares. Although we have no present intention of issuing any additional shares or series of preferred stock, we cannot guarantee that we will not make such an issuance in the future.

     We have adopted a rights plan which could, alone or in combination with our restated articles of incorporation, discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to our shareholders for their common shares.

                             SELECTED FINANCIAL DATA

     The following table sets forth our selected historical consolidated financial and other data for the five years ended December 31, 2001. The summary is qualified in its entirety by reference to the financial statements and other information contained in our annual report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this prospectus. All data are in thousands except percentages, per share data and employee data.



                                                                      Year Ended
                                                                      December 31
                                     ------------------------------------------------------------------------------
                                           1997           1998            1999            2000            2001
                                           ----           ----            ----            ----            ----
                                     ------------------------------------------------------------------------------

Revenues.......................       $1,962,001      $2,943,880      $2,988,169      $2,934,255      $3,750,723
Income before cumulative effect
   of a change in accounting for
   tax service contracts (1)...           67,765         201,527          88,643          82,223         167,268
Cumulative effect of a change
   in accounting for tax
   service contracts (1).......               --              --        (55,640)              --              --
Net income.....................           67,765         201,527          33,003          82,223         167,268
Total assets...................        1,220,377       1,852,731       2,116,414       2,199,737       2,837,263
Notes and contracts payable....           51,720         143,466         196,815         219,838         415,341
Mandatorily redeemable
   preferred securities........          100,000         100,000         100,000         100,000         100,000
Stockholders' equity...........          442,783         762,265         815,991         870,237       1,104,452
Return on average stockholders'
   equity (2)..................             16.4%           33.4%           10.9%            9.8%           16.9%
Cash dividends on common
   shares......................           14,035          13,894          15,840          15,256          18,210
Per share of common stock (3)
 Basic:
  Income before cumulative
     effect of a change in
     accounting for tax
     service contracts.........             1.19            3.35            1.37            1.29            2.51
  Cumulative effect of a change
     in accounting for tax
     service contracts.........               --              --           (.86)              --              --
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Net income...................         $   1.19        $   3.35         $   .51        $   1.29        $   2.51
------------------------------------ -------------- --------------- --------------- --------------- ---------------
 Diluted:
  Income before cumulative effect
     of a change in accounting for
     tax service contracts.....         $   1.16        $   3.21        $   1.34        $   1.24        $   2.27
  Cumulative effect of a change in
     accounting for tax service
     contracts.................               --              --           (.84)              --              --
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Net income...................         $   1.16        $   3.21         $   .50        $   1.24        $   2.27
------------------------------------ -------------- --------------- --------------- --------------- ---------------
  Stockholders' equity.........         $   7.74        $  12.08        $  12.54        $  13.62        $  16.08
  Cash dividends...............         $    .25         $   .23         $   .24         $   .24         $   .27
Number of common shares outstanding:
  Weighted average during the year:
     Basic.....................           57,092          60,194          64,669          63,680          66,568
     Diluted...................           58,482          62,720          66,351          66,050          75,834
  End of  year.................           57,186          63,120          65,068          63,887          68,694
Title orders opened (4)........            1,173           1,585           1,334           1,241           1,930
Title orders closed (4)........              886           1,210           1,120             975           1,405
Number of employees............           13,156          19,669          20,065          20,346          22,597
-------------------

All consolidated results reflect the 1999 acquisition of National Information Group accounted for under the pooling-of-interests method of accounting.

(1)  In December 1999, First American adopted Staff Accounting Bulletin No. 101
     (SAB), "Revenue Recognition in Financial Statements." The SAB, which became effective January 1, 1999, applies to First American's tax service operations and requires the deferral of the tax service fee and the recognition of that fee as revenue ratably over the expected service period. The amortization rates applied to recognize the revenues assume a

     10-year contract life and are adjusted to reflect prepayments. First American periodically reviews its tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments. Accordingly, First American may adjust the rates to reflect current trends. The SAB finalizes a series of changes instituted by the Securities and Exchange Commission concerning revenue recognition policies. As a result of adopting the SAB, in 1999, First American reported a charge of $55.6 million, net of income taxes and minority interests, as a cumulative change in accounting principle, reduced net income by $10.9 million, or $0.16 per diluted share and restated its quarterly information. During the years ended December 31, 2000 and 2001, First American recognized $38.6 million and $18.2 million, respectively, in revenues that were included in the cumulative effect adjustment. Revenues earned by the other products in the real estate information segment are recognized at the time of delivery, as First American has no significant ongoing obligation after delivery.

(2) Return on average stockholders' equity for 1999 excludes the cumulative effect of a change in accounting for tax service contracts from both net income and stockholders' equity.

(3) Per share information relating to net income is based on weighted-average number of shares outstanding for the years presented. Per share information relating to stockholders' equity is based on shares outstanding at the end of each year.

(4) Title order volumes are those processed by the direct title operations of First American and do not include orders processed by agents.

                              SELLING SHAREHOLDERS

     In general, the persons to whom we issue shares of common stock under this prospectus will be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our common shares may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by certain shareholders who wish to sell our common stock. As used in this prospectus, "selling shareholders" may include shareholders who receive our common shares hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

     Selling shareholders may sell our common shares in any combination of the following:

     o through the New York Stock Exchange or any national securities exchange on which our common stock has been approved for listing in the future;

     o    directly to purchasers in negotiated transactions;

     o by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

     o in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

     o in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

     o    through underwriters or agents.

     Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

     The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     Selling shareholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

     This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose identity of the selling shareholders, the number of shares to be sold by the selling shareholders, any material relationship a selling shareholder may have with us, and other details of the resale to the extent appropriate.

     We will not receive any part of the proceeds from the resale by the selling shareholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling shareholders in connection with the registration of the shares being reoffered by the selling shareholders.

     The table below sets forth, as of the date of this prospectus, the following information:

     o the name of each holder of our common shares that may currently be sold pursuant to this prospectus;

     o the number of our common shares that each selling shareholder owns as of such date;

     o the number of our common shares owned by each selling shareholder that may be offered for sale from time to time pursuant to this prospectus;

     o the number of our common shares to be held by each selling shareholder assuming the sale of all the shares offered hereby; and

     o by footnote, any position or office held or material relationship with The First American Corporation or any of its affiliates within the past three years, other than that of being a shareholder.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


--------------------------------------------------------------------------------------------------------------------
                                                                       Number of Shares
                                                                       to be Offered for   Shares Owned of Record
                                               Shares Owned of Record     the Selling     After Completion of the
                                                Prior to the Offering    Shareholder's            Offering
   Name of Selling Shareholder                    Number        %           Account         Number          %
   ---------------------------                    ------        -           -------         ------          -
--------------------------------------------------------------------------------------------------------------------
   Roopal P. Shah and Bharati R. Shah, as            0          0             19,306           0            0
   joint tenants
--------------------------------------------------------------------------------------------------------------------
   Sally M. Beach                                    0          0             33,152           0            0
--------------------------------------------------------------------------------------------------------------------
   John W. Everets                                   0          0             12,944           0            0
--------------------------------------------------------------------------------------------------------------------
   Julio J. Hernandez                                0          0              6,472           0            0
--------------------------------------------------------------------------------------------------------------------
   Terry L. Lierman                                  0          0            139,501           0            0
--------------------------------------------------------------------------------------------------------------------
   Andrew D. Macdonald                               0          0            107,633           0            0
--------------------------------------------------------------------------------------------------------------------
   Donald  I. Macdonald                              0          0            205,826           0            0
--------------------------------------------------------------------------------------------------------------------
   Ian  W. Macdonald                                 0          0             33,152           0            0
--------------------------------------------------------------------------------------------------------------------
   Roberta  W. Macdonald                             0          0             74,490           0            0
--------------------------------------------------------------------------------------------------------------------
   Jane M. Smith                                     0          0             33,152           0            0
--------------------------------------------------------------------------------------------------------------------
   Browder Trust dated March 6, 2001                 0          0             10,424           0            0
--------------------------------------------------------------------------------------------------------------------
   Roger Craig Knopf                                 0          0             10,424           0            0
--------------------------------------------------------------------------------------------------------------------
   Joseph Albert Filice                              0          0             10,424           0            0
--------------------------------------------------------------------------------------------------------------------
   Thomas Lee Pivetti                                0          0             10,424           0            0
--------------------------------------------------------------------------------------------------------------------
   Robert Thomas Moles                               0          0              5,212           0            0
--------------------------------------------------------------------------------------------------------------------
   Stanley George Kazezski                           0          0             11,008           0            0
--------------------------------------------------------------------------------------------------------------------
   Henry Chris Petersen                              0          0             10,424           0            0
--------------------------------------------------------------------------------------------------------------------
   Kevin Douglas Moles                               0          0              5,212           0            0
--------------------------------------------------------------------------------------------------------------------
   Ascend Ventures, L.P.                             0          0             56,259           0            0
--------------------------------------------------------------------------------------------------------------------
   ASN Technologies, Inc.                            0          0             58,496           0            0
--------------------------------------------------------------------------------------------------------------------
   Technology Value Partners                         0          0              1,410           0            0
--------------------------------------------------------------------------------------------------------------------
   AvalonBay Communities, Inc.                       0          0              8,037           0            0
--------------------------------------------------------------------------------------------------------------------
   Boulder Ventures III, L.P.                        0          0             68,842           0            0
--------------------------------------------------------------------------------------------------------------------
   Boulder Ventures III (Annex), L.P.                0          0              4,185           0            0
--------------------------------------------------------------------------------------------------------------------
   Grandhaven, LLC                                   0          0             11,687           0            0
--------------------------------------------------------------------------------------------------------------------
   Hexagon Investments, L.L.C.                       0          0             11,687           0            0
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                       Number of Shares
                                                                       to be Offered for   Shares Owned of Record
                                               Shares Owned of Record     the Selling     After Completion of the
                                                Prior to the Offering    Shareholder's            Offering
   Name of Selling Shareholder                    Number        %           Account         Number          %
   ---------------------------                    ------        -           -------         ------          -
--------------------------------------------------------------------------------------------------------------------
   Inter-Atlantic Fund, L.P.                         0          0             96,444           0            0
--------------------------------------------------------------------------------------------------------------------
   Internet Realty Partners, L.P.                    0          0            112,518           0            0
--------------------------------------------------------------------------------------------------------------------
   Labyrinth Enterprises, L.L.C.                     0          0              2,922           0            0
--------------------------------------------------------------------------------------------------------------------
   Mellon Ventures, L.P.                             0          0             90,259           0            0
--------------------------------------------------------------------------------------------------------------------
   Reiman Charitable Foundation, Inc.                0          0              2,922           0            0
--------------------------------------------------------------------------------------------------------------------
   The Roser Partnership III SBIC LP                 0          0             22,173           0            0
--------------------------------------------------------------------------------------------------------------------
   Potomac Ventures Capital, LLC                     0          0             32,112           0            0
--------------------------------------------------------------------------------------------------------------------
   SafeRent Investments, LLC                         0          0             10,462           0            0
--------------------------------------------------------------------------------------------------------------------
         Totals:                                     0          0          1,329,595           0            0
--------------------------------------------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC may charge a fee for making copies. You may call the SEC at (800) 732-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. Our filings with the SEC are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at www.sec.gov.

     We have filed a registration statement on Form S-4 with the SEC to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First American, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC's web site.

     You should analyze the information in this prospectus, each prospectus supplement and the additional information described under the heading "Documents Incorporated By Reference" below before you make a decision about investing in our common shares.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain information in documents we file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

o    our annual report on Form 10-K for the fiscal year ended December 31, 2001;

o our quarterly reports on Form 10-Q for the quarters ended March 31, 2002; June 30, 2002 and September 30, 2002;

o our current reports on Form 8-K filed February 13, 2002; April 25, 2002; July 12, 2002; July 26, 2002; August 13, 2002, October 9, 2002 and October 23, 2002;

o the description of our common shares, $1.00 par value, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

o the description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with First American's common shares, contained in its registration statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

     We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file between the date of this prospectus and the earlier of the following dates:

o the date on which all of the shares offered by this prospectus are resold by the persons or entities who acquire them from us; and

o the date that is one year after the last date on which shares offered by this prospectus are issued by us.

         SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of First American set forth in this prospectus, including:

     o    statements about any future increase in refinancing activity;

     o continued strong relationships with lenders and our ability to leverage such relationships; and

     o    the scope of our services.

     The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

     o changes in the real estate market, interest rates or the general economy;

     o changes in government regulations that are applicable to our regulated businesses;

     o    our continued ability to identify businesses to be acquired;

     o    changes in our ability to integrate businesses which we acquire;

     o    an increase in our expenses;

     o    consolidation among our significant competitors or customers; and

     o other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2001.

     Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First American. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  LEGAL MATTERS

     The validity of the common stock offered hereunder will be passed upon by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071.


                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in the report of said firm, which report is also incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

                         THE FIRST AMERICAN CORPORATION

                        3,621,773 SHARES OF COMMON STOCK





                    [Logo of The First American Corporation]





                                ----------------

                                   PROSPECTUS

                                ----------------


     We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

     The delivery of this prospectus shall not, under any circumstances, create an implication that THE FIRST AMERICAN CORPORATION is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.




                             Dated November 14, 2002